Exhibit 99.1

SURGERY PARTNERS, INC. ANNOUNCES FIRST QUARTER 2016 RESULTS
Revenues increase 19% over prior year period driven by strong same-facility revenue growth of 13.3%

NASHVILLE, Tenn., May 5, 2016 - Surgery Partners, Inc. (NASDAQ:SGRY) ("Surgery Partners" or the "Company"), a leading provider of surgical services, today announced results for the first quarter ended March 31, 2016.

•	Revenues increased 19.2% over first quarter 2015 to $267.1 million

•	Same-facility revenue increased 13.3% over first quarter 2015 to $259.7 million

•	Adjusted EBITDA increased 6.8% over first quarter 2015 to $38.4 million
“The first quarter of 2016 continued the momentum we enjoyed in 2015, with solid operating performance and further expansion of our network of surgical facilities, physician practices and ancillary services, “said Michael Doyle, Chief Executive Officer of Surgery Partners. “Our growing portfolio of healthcare facilities and services continue to deliver high quality healthcare in a cost effective manner across 29 states. Our integrated approach drives consistent same-facility case growth, favorable patient and physician surveys and strong financial performance.”
“During the first quarter we completed three in-market transactions, including two in-market physician practices and one in-market surgical facility. Subsequent to quarter end, we continue to focus on our in-market strategy completing a platform transaction in Jacksonville, FL to significantly strengthen our presence in this market with a second ambulatory surgery center, an integrated physician practice with multiple locations and related ancillary services. This expansion in the northeast Florida market enhances our strategic focus of providing multiple complimentary service lines in the five largest markets in the state.”
As of March 31, 2016, the Company owned or operated 101 surgical facilities primarily in partnership with physicians and, on a select basis, physicians and health systems, in addition to a network of 48 physician practices.
First Quarter 2016 Results
Total revenues for the first quarter of 2016 increased 19.2% to $267.1 million from $224.1 million for the first quarter of 2015. Same-facility revenues for the first quarter of 2016 increased 13.3% to $259.7 million from $229.3 million in the same period last year. Results were driven by increased same-facility cases of 11.6%.
For the first quarter of 2016, the Company’s Adjusted EBITDA was $38.4 million compared to Adjusted EBITDA of $36.0 million for the same period last year.
Liquidity
Surgery Partners had cash and cash equivalents of $135.0 million at March 31, 2016 and availability of $146.8 million under its revolving credit facility. Net operating cash flow, including operating cash flow less distributions to non-controlling interests, was $7.7 million for the first quarter of 2016. Normalized free cash flow for the fist quarter was $11.4 million. As expected, the Company’s ratio of total debt to EBITDA at the end of the first quarter of 2016, as calculated under the Company’s credit agreement, was 6.0x reflecting the financing of transaction costs related to the issuance of $400 million senior unsecured notes during the first quarter.
Full Year 2016 Guidance
For 2016, the Company reiterates the guidance provided on our conference call in March of this year. The Company continues to expect Adjusted EBITDA in the range of $184.0 million to $191.0 million representing growth of 16% to 21% over 2015.
Conference Call Information
Surgery Partners will hold its conference call tomorrow, May 6, 2016 at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176 or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13635670. The replay will be available until May 20, 2016.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.surgerypartners.com. The on-line replay will remain available for a limited time beginning immediately following the call.
To learn more about Surgery Partners, please visit the company's website at www.surgerypartners.com. Surgery Partners uses its website as a channel of distribution for material Company information. Financial and other material information regarding Surgery Partners is routinely posted on the Company's website and is readily accessible.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which have been included in reliance of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties and assumptions relating to our operations, financial condition, business, prospects, growth strategy and liquidity, which may cause our actual results to differ materially from those projected by such forward-looking statements, and the Company cannot give assurances that such statements will prove to be correct. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.
The forward-looking statements appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties, including but not limited to those risks and uncertainties described in “Risk Factors” in our Annual Report on form 10-K for the year ended December 31, 2015 that may cause actual results to differ materially from those that we expected.
The forward-looking statements made in this press release are made only as of the date of the hereof. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information or otherwise. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission.
Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States ("GAAP") provided throughout this press release, Surgery Partners has presented the following non-GAAP financial measures: EBITDA and Adjusted EBITDA, which exclude various items detailed in the attached "Reconciliation of Non-GAAP Financial Measures".
These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from those used by other companies. These measures have limitations as an analytical tool, and should not be considered in isolation or as a substitute or alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.
About Surgery Partners
Headquartered in Nashville, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 140 locations in 29 states, including ambulatory surgical facilities, surgical hospitals, a diagnostic laboratory, multi-specialty physician practices and urgent care facilities.

SURGERY PARTNERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2016	2015

Revenues	$267,074	$224,143
Operating expenses:
Salaries and benefits	86,886	60,151
Supplies	63,662	57,086
Professional and medical fees	19,654	14,740
Lease expense	12,434	10,960
Other operating expenses	14,067	12,836
Cost of revenues	196,703	155,773
General and administrative expenses	12,197	11,862
Depreciation and amortization	9,568	8,462
Provision for doubtful accounts	3,873	5,186
Income from equity investments	(758)	(707)
(Gain) loss on disposal or impairment of long-lived assets, net	(206)	223
Loss on debt refinancing	8,281	—
Merger transaction and integration costs	3,172	5,006
Electronic health records incentive income	(93)	—
Other expense (income)	57	(13)
Total operating expenses	232,794	185,792
Operating income	34,280	38,351
Interest expense, net	(22,153)	(25,756)
Income before income taxes	12,127	12,595
Income tax expense	1,770	2,107
Net income	10,357	10,488
Less: Net income attributable to non-controlling interests	(17,547)	(17,250)
Net loss attributable to Surgery Partners, Inc.	$(7,190)	$(6,762)

Net loss per share attributable to common stockholders
Basic	$(0.15)	$(0.21)
Diluted (1)	$(0.15)	$(0.21)
Weighted average common shares outstanding
Basic	48,017,226	32,054,089
Diluted (1)	48,017,226	32,054,089
(1) The impact of potentially dilutive securities for the three months March 31, 2016 and 2015 was not considered because the effect would be anti-dilutive in each of those periods.

SURGERY PARTNERS, INC.
Unaudited Selected Financial and Operating Data
(Amounts in thousands, except shares and per share amounts)

	March 31, 2016	December 31, 2015

Balance Sheet Data (at period end):
Cash and cash equivalents	$135,047	$57,933
Total current assets	394,886	310,957
Total assets	2,202,340	2,104,443

Current maturities of long-term debt	27,169	27,247
Total current liabilities	183,781	181,289
Long-term debt, less current maturities	1,328,739	1,228,112
Total liabilities	1,727,078	1,623,077

Total Surgery Partners, Inc. stockholders' deficit	(9,887)	(4,028)
Noncontrolling interests--non-redeemable	302,121	301,955
Total stockholders' equity	292,234	297,927

	Three Months Ended March 31,
	2016	2015

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$25,244	$9,514
Investing activities	(18,853)	(5,196)
Capital expenditures	(11,804)	(5,461)
Investments in new businesses	(7,049)	(8,102)
Financing activities	70,723	(22,794)
Distributions to noncontrolling interests	(17,513)	(16,059)

	Three Months Ended March 31,
	2016	2015
Other Data:
Cases	100,756	91,208
Revenue per case	$2,651	$2,457
Adjusted EBITDA	$38,426	$35,968
Adjusted EBITDA as a % of revenues	14.4%	16.0%
Number of surgical facilities as of the end of period	101	102
Number of consolidated surgical facilities as of the end of period	90	90

SURGERY PARTNERS, INC.
Supplemental Information
(Unaudited, in thousands, except cases and growth rates)

	Three Months Ended March 31,
	2016	2015
Same-facility Information:
Cases (2)	103,296	92,574
Case growth	11.6%	N/A
Revenue per case (2)	$2,514	$2,476
Revenue per case growth	1.5%	N/A
(2) Includes non-consolidated joint ventures

	Three Months Ended March 31,
	2016	2015
Segment Revenues:
Surgical facility services	$245,670	$207,684
Ancillary services	17,780	12,719
Optical services	3,624	3,740
Total revenues	$267,074	$224,143

	Three Months Ended March 31,
	2016	2015
Segment Operating Income:
Surgical facility services	$56,201	$52,253
Ancillary services	2,458	3,442
Optical services	506	610
Total	$59,165	$56,305

General and administrative	$(13,638)	$(12,725)
Gain (loss) on disposal or impairment of long-lived assets, net	206	(223)
Loss on debt extinguishment	(8,281)	—
Merger transaction and integration costs	(3,172)	(5,006)
Total operating income	$34,280	$38,351

SURGERY PARTNERS, INC.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, Amounts in thousands)

	Three Months Ended March 31,
	2016	2015
Consolidated Statements of Operations Data (in thousands):
Net income	$10,357	$10,488
(Minus):
Net income attributable to non-controlling interests	17,547	17,250
Plus (minus):
Income tax expense	1,770	2,107
Interest and other expense, net	22,153	25,756
Depreciation and amortization	9,568	8,462
EBITDA	26,301	29,563
Plus:
Management fee (5)	—	750
Merger transaction, integration and practice acquisition costs	3,917	5,006
Non-cash stock compensation expense	133	426
Loss on debt refinancing	8,281	—
(Gain) loss on disposal of investments and long-lived assets, net	(206)	223
Adjusted EBITDA	$38,426	$35,968
(5) Fee payable pursuant the Management and Investment Advisory Services Agreement between the Company and Bayside Capital, Inc., which was terminated in connection with our IPO.

Contact

Teresa Sparks, CFO
Surgery Partners, Inc.
(615) 234-8940
IR@surgerypartners.com